EXHIBIT 99.1

PCTEL Expands Vehicular and IoT Antenna Portfolio with Acquisition of Smarteq Wireless

BLOOMINGDALE, Illinois – May 3, 2021 – PCTEL, Inc. (Nasdaq: PCTI), a leading global provider of wireless technology, including purpose-built Industrial IoT devices, antenna systems, and test and measurement solutions, announced today that it had acquired Smarteq Wireless AB, a leading European supplier of antennas for vehicular, energy and Industrial IoT (IIoT) applications. PCTEL acquired Smarteq from Allgon AB.

Smarteq Wireless, based near Stockholm, Sweden, provides antennas for smart metering, luxury vehicles, electric vehicle charging stations, industrial factory process automation, heavy construction and off-road vehicles. The company focuses on external antennas that meet high standards for performance, reliability and robustness.

Smarteq serves customers in 20 countries through offices in both Sweden and France. Founded in 1996, the company has decades of experience in antenna design, production and sales.

“With Smarteq, PCTEL has a strong local presence, expertise, and channel partners to accelerate our growth in Europe, as well as a complementary portfolio of products for our Industrial IoT and intelligent transportation customers worldwide,” said David Neumann, PCTEL’s CEO. “We are also excited to enter new markets such as electric vehicle charging stations, where analysts predict significant growth over the next several years,” added Neumann.

“With PCTEL, we have the opportunity to accelerate our product innovation, expand our reach and scale our operations to provide superior customer service,” said Goran Sandstrom, Smarteq’s CEO. “We’re excited to work together to expand our presence in Europe and be a meaningful growth driver for PCTEL.”

About PCTEL

PCTEL is a leading global provider of wireless technology, including purpose-built Industrial IoT devices, antenna systems, and test and measurement solutions. Trusted by our customers for over 25 years, we solve complex wireless challenges to help organizations stay connected, transform, and grow.

For more information, please visit our website at https://www.pctel.com/.

Safe Harbor

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding the anticipated benefits of PCTEL's acquisition of Smarteq Wireless AB, the ability of PCTEL to accelerate our growth in Europe, and the anticipated growth of the new markets PCTEL intends to enter are forward-looking statements within the meaning of the safe harbor. These statements are based on management's current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including risks associated with successful integration of Smarteq into PCTEL’s existing organization; costs and challenges of entering new markets; increased operating expenses; and the rate of growth of the electric vehicle and other markets for PCTEL and Smarteq products. These and other risks and uncertainties are detailed in PCTEL's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.

PCTEL® is a registered trademark of PCTEL, Inc. © 2021 PCTEL, Inc. All rights reserved.

PCTEL Company Contact

Suzanne Cafferty

Vice President, Global Marketing

PCTEL, Inc.

(630) 339-2107

public.relations@pctel.com

PCTEL Investor Relations Contact

Phillip Kupper

Three Part Advisors, LLC

(817) 778-8339

Pkupper@threepa.com